Exhibit 4.5

FORM OF MASTER REORGANIZATION AGREEMENT

This Master Reorganization Agreement (this “Agreement”), dated as of [            ], 2017, is entered into by and among Vine Oil & Gas Holdings LLC (“Blackstone”), each of the individuals listed on Schedule 1 attached hereto who, in each case, owned equity interests in Vine Oil & Gas LP (“Vine LP”) prior to the execution of this Agreement (the “Management Members,” and together with Blackstone, the “Existing Owners”), Vine Oil & Gas GP LLC (“Vine GP”), Vine Resources Inc. (“VRI”), Vine Resources Holdings LLC (“VRH”), Vine Investment LLC (“Vine Investment”), and Vine Investment II LLC (“Vine Investment II,” and together with the Existing Owners, Vine LP, Vine GP, VRI, VRH, Vine Investment and Vine Investment II, the “Parties”).

RECITALS

WHEREAS, VRI was formed for the purpose of undertaking the Offering (as defined below) and, in connection with the formation thereof, Vine Investment agreed to contribute $10.00 to VRI in exchange for 1,000 shares of common stock of VRI, par value $0.01 per share (the “Initial Common Stock”);

WHEREAS, in connection with, and prior to the completion of, an initial public offering (the “Offering”) of VRI’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), pursuant to, and as more fully described in, a registration statement filed with the U.S. Securities and Exchange Commission, Registration No. [            ] (the “Registration Statement”), certain restructuring transactions shall be undertaken, as more fully described in the Registration Statement (the “Reorganization”);

WHEREAS, (i) the members of Blackstone have determined that it is in the best interests of Blackstone to undertake the Reorganization; (ii) the board of directors of VRI (the “Board”) has determined that it is in the best interest of VRI to undertake the Reorganization; (iii) the board of managers of Vine GP has determined that it is in the best interest of Vine GP and its subsidiaries, including Vine LP, to undertake the Reorganization; (iv) the managing member of VRH has determined that it is in the best interests of VRH to undertake the Reorganization; (v) the managing member of Vine Investment has determined that it is in the best interests of Vine Investment to undertake the Reorganization; and (vi) the managing member of Vine Investment II has determined that it is in the best interests of Vine Investment to undertake the Reorganization;

WHEREAS, the Parties acknowledge and agree that the Board, in its sole discretion, has the authority to determine the terms of the Offering, including the number of shares of Class A Common Stock to be sold to the public and the IPO Price (as defined herein); and

WHEREAS, in connection with the Offering and the Reorganization, the Parties desire to, among other things, (a) establish the economic terms of the Reorganization and (b) enter into certain agreements to effectuate the foregoing.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows, and further agree that the actions set forth in Article II shall be deemed to have been taken and become effective in the order set forth therein.

ARTICLE I

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of VRI.

“Effective Time” means 12:01 a.m. Central Standard Time on the date of the closing of the Offering.

“IPO Price” means the initial public offering price per share of common stock in the Offering.

“LLC Interests” means the newly issued limited liability company membership interests in VRH resulting from the Existing Owners’ contribution of all of their equity interests in Vine LP and Vine GP to VRH pursuant to Section 2.1.

“Class A Vine Units” means Class A units representing limited liability company membership interests in VRH, which have been received pursuant to Section 2.6.

“Class B Vine Units” means Class B units representing limited liability company membership interests in VRH, which have been received pursuant to Section 2.7.

“Vine GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Vine GP, dated as of [            ], 2017.

“Vine Investment LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Vine Investment, dated as of [            ], 2017.

“Vine Investment II LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Vine Investment II, dated as of [            ], 2017.

“Vine LP Agreement” means the Amended and Restated Limited Partnership Agreement of Vine LP, dated as of [            ], 2017.

“Vine Units” means units representing limited liability company membership interests in VRH, which have been received pursuant to Section 2.6 and Section 2.7.

“VRH LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of VRH, dated as of [            ], 2017, in the form attached hereto as Exhibit A.

ARTICLE II

CONTRIBUTIONS AND ACKNOWLEDGEMENTS

Section 2.1    Contribution of Vine LP Units and Vine GP Units to VRH. Effective immediately following the Effective Time, the Existing Owners shall contribute all of their equity interests in Vine LP and Vine GP to VRH in exchange for all of the LLC Interests.

Section 2.2    Contribution and Distribution of LLC Interests to Vine Investment II. Effective immediately following the transactions described in Section 2.1, (i) the Management Members shall contribute a portion of their LLC Interests to Vine Investment II in return for newly issued equity interests in Vine Investment II, and (ii) Blackstone shall distribute or cause to be distributed to Blackstone Vine-892/US T-E Feeder Fund VI/BEP L.P., a wholly-owned subsidiary of Vine Investment II (“Vine Merger Sub”), all of the LLC Interests held by Blackstone that are beneficially owned by Vine Merger Sub.

Section 2.3    Vine Investment II Contribution of LLC Interests to Vine Merger Sub. Effective immediately following the transactions described in Section 2.1 and Section 2.2, Vine Investment II shall contribute the LLC Interests contributed to it pursuant to Section 2.2 to Vine Merger Sub.

Section 2.4    Merger of VRI and Vine Merger Sub. Effective immediately following the consummation of the transactions described in Section 2.1 through Section 2.3, Vine Merger Sub, will merge with and into VRI, with (x) VRI receiving the LLC Interests contributed or distributed to Vine Merger Sub pursuant to Section 2.2 or Section 2.3, and (y) Vine Investment II receiving [                ] shares of Class A Common Stock, and the separate existence of Vine Merger Sub will cease and VRI will survive and continue to exist as a Delaware corporation.

Section 2.5    Redemption of Initial Common Stock. Effective immediately following the consummation of the transactions described in Section 2.1 through Section 2.4, VRI shall redeem the Initial Common Stock from Vine Investment for an amount equal to $10.00.

Section 2.6    VRI Contribution of Offering Proceeds to VRH. Effective immediately following the consummation of the transactions described in Section 2.1 through Section 2.5, VRI shall consummate the Offering and contribute [                ] shares of newly issued Class B Common Stock and the net proceeds of the Offering to VRH in exchange for Class A Vine Units.

Section 2.7    Existing Owners’ Contribution of LLC Interests to Vine Investment. Effective immediately following the effectiveness of the transactions contemplated by Section 2.1 through Section 2.6, the Existing Owners shall (i) exchange the portion of their LLC Interests not contributed to Vine Investment II or distributed to Vine Merger Sub in Section 2.2 above for (x) [            ] Class B Vine Units and (y) [                ] shares of newly issued Class B Common Stock; and (ii) immediately after the exchange in clause (i) hereof, contribute all of their Class B Vine Units and Class B Common Stock to Vine Investment in exchange for newly issued equity interests in Vine Investment.

Section 2.8    VRH LLC Agreement. Effective immediately following the effectiveness of the transactions contemplated by Section 2.7, VRI and Vine Investment as the members of VRH, shall enter the VRH LLC Agreement, in the form attached hereto as Exhibit A.

Section 2.9    Resulting Ownership Post-Reorganization. After giving effect to these transactions and the Offering, (i) VRI shall own Class A Vine Units equal to an approximate [    ]% interest in VRH (or [    ]% if the underwriters’ option to purchase additional shares is exercised in full); (ii) Vine Investment shall own (x) Class B Vine Units equal to an approximate [    ]% interest in VRH and (y) Class B Common Stock equal to an approximate [    ]% interest in VRI (or [    ]% if the underwriters’ option to purchase additional shares is exercised in full); and (iii) Vine Investment II shall own Class A Common Stock equal to an approximate [    ]% interest in VRI (or [    ]% if the underwriters’ option to purchase additional shares is exercised in full).

ARTICLE III

FURTHER ASSURANCES

From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional, assignments, conveyances, instruments, notices and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

ARTICLE IV

REPRESENTATIONS

Section 4.1    Mutual Representations. Each of the Parties hereby represents and warrants to each other Party:

(a)    that the execution, delivery and performance by such Party of this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate the certificate of incorporation, bylaws, certificate of formation, operating agreement or similar organizational document of such Party, as in effect on the date hereof; (ii) conflict with or violate any law applicable to such Party; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any person or otherwise adversely affect any rights of such Party under or pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which such Party is a party or by which such Party or its assets may be bound or affected; and

(b)    that such Party owns all interests contributed hereby free and clear of all liens, encumbrances, security interests, equities, charges or claims.

ARTICLE V

TAXES

Section 5.1    Tax Treatment. For all U.S. federal, state, local tax purposes, the Parties hereby agree to treat the transaction described in Section 2.4 (the “Blocker Merger”) as a transaction qualifying under Section 368 of the Code and intend that this Agreement constitutes a “plan of reorganization” within the meaning of Treas. Reg. § 1.368-2(g). Unless required to do so as a result of a final determination (as defined in Section 1313 of the Internal Revenue Code of 1986, as amended (the “Code”)), each of the Parties agrees that it shall not take any action, make any tax filing or otherwise take any position inconsistent with the qualification of the Blocker Merger as a transaction described in Section 368 of the Code. If any Party becomes aware of any audit, inquiry, litigation or other proceeding relevant to the Blocker Merger, such person shall promptly notify the other Parties of such proceeding, and all Parties shall use reasonable efforts to cooperate with respect to such proceeding.

ARTICLE VI

MISCELLANEOUS

Section 6.1    Release. Effective as of the Effective Date, each of the Parties, on behalf of himself (or herself or itself) and his (or her or its assigns), heirs, beneficiaries, representatives, agents and affiliates (the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges each of the other Parties and affiliates and each of their respective present and former officers, directors, employees, agents, predecessors, successors, assigns, members, managers, equityholders, controlling persons, insurers and attorneys (the “Released Parties”) from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen (“Claims”), arising prior to the Effective Date and relating to such Releasing Party’s ownership of equity of Vine LP or Vine GP or any of their respective subsidiaries prior to the Effective Date (collectively, the “Released Claims”); provided, however, that the Released Claims shall exclude any Claims arising from or relating to or in connection with (a) rights or obligations under this Agreement and (b) any claim or right to indemnification or advancement of expenses under the Vine LP Agreement, Vine GP LLC Agreement, the Vine Investment LLC Agreement, the Vine Investment II LLC Agreement or the VRH LLC Agreement, in each case, as in effect prior to the Effective Date. Each Releasing Party expressly acknowledges that the release contained herein applies to all Released Claims, whether such Released Claims are known or unknown, and include Released Claims that if known by the releasing party might materially affect its decision to effect the settlement contained herein. Each Releasing Party has considered and taken into account the possible existence of such Released Claims in determining to execute and deliver this Agreement. Without limiting the generality of the foregoing, solely with respect to the Released Claims, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims that the Releasing Party does not know or suspect to exist in its favor at the time of executing the release, which if known by the Releasing Party would have materially affected the Releasing Party’s settlement with the Released Parties. This Agreement constitutes a complete defense of any and all Released Claims. Each Releasing Party further agrees not to initiate any litigation, lawsuit, claim or action against any Released Party with respect to any Released Claim, except that the Releasing Party shall not be limited hereby from responding to, joining, prosecuting or being involved in any litigation, lawsuit, claim or action brought against such Releasing Party in respect of a Released Claim, nor from adjudicating whether or not a Claim constitutes a Released Claim.

Section 6.2    Tax Indemnification. From and after the Effective Time, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless each other Party and such other Party’s affiliates, and its and its affiliates’ respective directors, officers, managers, members, partners, stockholders, employees, agents and representatives, as applicable (the “Indemnitees”), from any and all damages, losses, obligations, liabilities, payments, costs and expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and expert witnesses), whether known or unknown, contingent or vested, matured or unmatured, that are or may be suffered or incurred by any such Indemnitee arising out or relating to a breach of any representation, warranty, covenant, agreement or obligation of the Indemnifying Party set forth in Article V; provided, that the indemnity described in this Section 6.2 shall apply only to the extent that such breach adversely affects the qualification of the Blocker Merger as a transaction described under Section 368 of the Code and such adverse effect results in damages, losses, obligations, liabilities, payments, costs and/or expenses that are suffered or incurred by an Indemnitee.

Section 6.3    Delivery of FIRPTA Certificate. Each of Vine Investment II and Vine Merger Sub shall deliver to VRI either (a) a certificate of non-foreign status meeting the requirements of Treasury Regulation § 1.1445-2(b)(2) or (b) a notice of nonrecognition statement meeting the requirements of Treasury Regulation § 1.1445-2(d)(2).

Section 6.4    Successors and Assigns; No Third Party Rights. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as set forth in Section 5.1 for the Released Parties, this Agreement is not intended to, and does not create, rights in any other person and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

Section 6.5    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.6    Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplement to this Agreement, shall be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 6.7    Entire Agreement. This Agreement, together with the Vine LP Agreement, Vine GP LLC Agreement, the Vine Investment LLC Agreement, the Vine Investment II LLC Agreement and the VRH LLC Agreement, constitute the entire agreement among the Parties pertaining to the transactions contemplated hereby, and together supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining thereto.

Section 6.8    Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

Section 6.9    Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means) with the same effect as if all Parties had signed the same document.

Section 6.10    Further Action. The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

*            *             *            *            *

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the Parties as of the date first written above.

VINE OIL & GAS HOLDINGS LLC

By:
Name:
Title:

VINE OIL & GAS GP LLC

By:
Name:
Title:

VINE RESOURCES HOLDINGS LLC

By:
Name:
Title:

VINE INVESTMENT LLC

By:
Name:
Title:

VINE INVESTMENT II LLC

By:
Name:
Title:

VINE OIL AND GAS LP

By: Vine Oil & Gas GP LLC
Its: General Partner

By:
Name:
Title:

Signature Page to Master Reorganization Agreement

VINE RESOURCES INC.

By:
Name:
Title:

VINTNER RESOURCES, LLC

By: ELMCO LIVING TRUST
Its: Manager

Name:	Eric D. Marsh
Title:	Trustee

Beth Truelove

Phuong Le

Michael Adams

Thomas Eckel

James Grover

Jason Hertweck

Signature Page to Master Reorganization Agreement

John Perry

John Regan

Brian Dutton

Randy Blurton

Michael Rigg

Signature Page to Master Reorganization Agreement

Schedule 1

Management Members

1.	Vintner Resources, LLC

2.	Beth Truelove

3.	Phuong Le

4.	Michael Adams

5.	Thomas Eckel

6.	James Grover

7.	Jason Hertweck

8.	John Perry

9.	John Regan

10.	Brian Dutton

11.	Randy Blurton

12.	Michael Rigg

Schedule 1 to Master Reorganization Agreement

Exhibit A

VRH LLC Agreement

See attached.

Exhibit A to Master Reorganization Agreement